Exhibit 99.(a)(1)(n)

CONFIRMATION OF ACCEPTANCE, AND CANCELLATION, OF ELIGIBLE GRANTS

This email serves as our formal acceptance of your election to tender one or more of your Eligible Grants as set forth on your last properly completed Election Form. The final Withdrawal Date under the Offer to Exchange was May 12, 2008.

If you have questions about the Offer to Exchange or this acceptance form, you may send an email to andrea.luescher@sypris.com or call (502) 329-2029.